Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
Société des Mines de Morila S.A
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 pertaining to the Randgold Resources Share Option Scheme and Randgold Resources Restricted Share Scheme of our report dated June 20, 2008, relating to the financial statements of Société des Mines de Morila S.A appearing in the Annual Report for Randgold Resources Ltd on Form 20-F for the year ended December 31, 2007.
/S/ BDO Stoy Hayward LLP
BDO Stoy Hayward LLP
London, United Kingdom
December 12, 2008